EXHIBIT 99.1

Mawson Infrastructure Group Inc. Responds to Recent Report

MIDLAND, Pa., Dec. 04, 2024 (GLOBE NEWSWIRE) -- Mawson Infrastructure Group, Inc. (NASDAQ: MIGI) (“Mawson” or “the Company”), a publicly-traded technology company focused on digital infrastructure platforms for artificial intelligence (AI), high-performance computing (HPC), and digital assets markets, notes that a media outlet earlier today falsely reported that the Company has filed a voluntary Chapter 11 petition.

Rather, entities in Australia, including W Capital Advisors Pty Ltd as trustee for the W Capital Advisors Fund and Marshall Investments MIG Pty Ltd as trustee for the Marshall Investments MIG Trust, have filed an involuntary Chapter 11 petition against the Company. The Company has not yet been formally served with an involuntary petition; however, if served, the Company’s Board of Directors intend to vigorously defend the Company against such a filing to the full extent of the law. Mawson expects to continue to operate as usual and execute its business plan accordingly.

The Company has previously corresponded with W Capital Advisors Pty Ltd as trustee for the W Capital Advisors Fund and its representatives, and the Company has expressed significant concerns about W Capital Advisors Pty Ltd as trustee for the W Capital Advisors Fund and James Manning, a former board director and executive of the Company, being related parties. Neither W Capital nor James Manning have responded to the Company’s concerns in a manner satisfactory to the Company.

James Manning is also the subject of an investigation by the Company’s Audit Committee related to his dealings with W Capital Advisors Pty Ltd as trustee for the W Capital Advisors Fund – among several other matters – including current litigation with an entity related to Manning, Vertua Property Inc. (“Vertua”), regarding alleged self-dealing, breach of contract, and tortious interference with a business relationship.

Notably, Vertua is a company not only related to James Manning, but also affiliated with Darron Wolter of W Capital Advisors Pty Ltd as trustee for the W Capital Advisors Fund.

The Company filed a complaint in The Court of Common Pleas of Mercer County, Pennsylvania (file number 2024-2332) on October 17, 2024 against Vertua as landlord for the Company’s Sharon, PA property for breach of the lease agreement and wrongful termination of the lease, as well as for tortious interference with a business relationship. The Company is seeking reinstatement of the lease, compensatory damages, disgorgement of revenue, and exemplary and punitive damages, as well as reimbursement for its costs and litigation expenses.

As per the Company’s most recent 10-Q filing on November 14, 2024, W Capital Advisors Pty Ltd as trustee for the W Capital Advisors Fund and Marshall Investments MIG Pty Ltd as trustee for the Marshall Investments MIG Trust had filed proceedings in Australia, and the Company believes that these entities are using such proceedings in an improper attempt to gain leverage in ongoing legal disputes between the parties. The Company believes that the filing of the involuntary Chapter 11 petition is a continuation of this pattern.

The Company has previously reported through an 8-K filing on March 29, 2024 that the Company may seek to exit certain or all of its entities and holdings in Australia. The Company currently operates facilities in the United States of America and does not have any operating sites or assets in Australia.

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a technology company that offers digital infrastructure platforms for AI, HPC, and digital assets. The Company’s digital infrastructure platforms can be used to operate computing resources for a number of applications, and are offered across digital assets, artificial intelligence (AI), high-performance computing (HPC) and other computing applications. Our innovation, technology, and operational expertise enables us to operate and optimize digital infrastructure to accelerate the digital economy. The Company has a strategy to prioritize the usage of carbon-free energy sources, including nuclear energy, to power its digital infrastructure platforms and computational machines. For more information, please visit: https://www.mawsoninc.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company cautions that statements in this report that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include the actions to be taken by the Petitioners and rulings and orders of the U.S. Bankruptcy Court for the District of Delaware (Delaware). More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, Quarterly Report on Form 10-Q filed with the SEC on May 15, 2024, August 19, 2024, November 14, 2024, and in other filings that the Company has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For more information, visit us at https://www.mawsoninc.com

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Investor Contact:
Investor Relations Team
IR@mawsoninc.com

Partnerships Contact:
Partnerships Team
Partnerships@mawsoninc.com

Media Contact:
Media Relations Team
mediarelations@mawsoninc.com